UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 26, 2012

COMVERSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

NEW YORK	001-35303	13-3238402

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

810 Seventh Avenue,
New York, New York
10019

(Address of Principal Executive Offices)
(Zip Code)

Registrant's telephone number, including area code:  (212) 739-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Appointment of Certain Officers.

On April 26, 2012 the Board of Directors (the "Board") of Comverse Technology, Inc. (the "Company") appointed Philippe Tartavull as President and Chief Executive Officer of the Company's wholly-owned subsidiary Comverse, Inc. ("CNS") and a member of the CNS board of directors, effective upon commencement of employment on May 21, 2012 ("Effective Date").

Mr. Tartavull, age 54, served from 2007 to 2011 as President and Chief Executive Officer of Hypercom Corporation, a publicly-traded global leader in high security, end-to-end electronic payment products and services.  From 1998 to 2007, Mr. Tartavull served as President of Oberthur Card Systems of America Corp., a leading provider of card-based solutions including SIM (Subscriber Identity Module) and multi-application smart cards as well as related software, applications and services.

The Company and CNS entered into an employment agreement ("Employment Agreement") with Mr. Tartavull pursuant to which he will serve as Chief Executive Officer of CNS commencing on the Effective Date and continuing for a term of three years (the "Term").  Pursuant to the terms of the Employment Agreement, he will receive an annual base salary of $700,000, subject to increase at the discretion of the Compensation Committee of the Company, and will be eligible to receive an annual performance-based cash bonus in a target amount equal to 100% of his base salary and a maximum of 200% of his base salary.

Upon commencing employment, Mr. Tartavull will receive (i) an award of restricted stock units ("RSU Award") in respect of 131,441 shares of the Company's common stock, which shares will vest and be delivered in three equal annual installments commencing May 21, 2013, and (ii) stock options to purchase 788,644 shares of the Company's common stock at the price of such common stock at the close of business on the date of commencement of Mr. Tartavull's employment, which options will vest in three equal annual installments commencing May 21, 2013 and will expire on May 21, 2022, subject to his continuing employment on each vesting date (together with the RSU Award, the "Signing Equity").  During the Term, Mr. Tartavull will also be eligible to receive subsequent equity awards consistent with those provided to other senior executives of CNS.  Mr. Tartavull will also be eligible to participate in any benefit plans, including medical, disability and life insurance, offered by the Company on the same basis as those generally made available to other senior executives at the Company.

If Mr. Tartavull's employment is terminated by CNS without "cause" or he resigns for "good reason" (each as defined in the Employment Agreement), subject to his execution of a release of claims against CNS, he will be entitled to receive any accrued but unpaid base salary, a lump sum severance payment equal to two times his annual base salary then in effect, any earned but not yet paid cash bonus for a fiscal year ending prior to the date of termination, a pro-rata cash bonus for the fiscal year in which the termination occurs based on actual performance, and a lump sum payment equal to 24 months of the COBRA continuation coverage premium as if he were still an active employee.  In addition, if Mr. Tartavull's employment is terminated by CNS without cause, he will be entitled to immediate vesting of any portion of the Signing Equity that would have vested during the one year period following termination had he continued to be employed, or, if Mr. Tartavull resigns for good reason, he will be entitled to immediate vesting in full of the Signing Equity.  If such termination occurs either prior to, but in contemplation of, a "Change of Control" (as defined in the Employment Agreement), or within 24 months following a Change of Control, the severance payment amount will be increased to 150% of the sum of his annual base salary and target cash bonus and the Signing Equity will vest in full.

Mr. Tartavull will be entitled to be reimbursed for reasonable business expenses and for reasonable legal fees and expenses up to $25,000 incurred in connection with the negotiation and execution of the Employment Agreement.

Mr. Tartavull is subject to ongoing covenants not to disparage CNS or disclose its confidential information and to assign CNS all intellectual property created during employment.  During employment and for one year thereafter, he is required not to compete with CNS or solicit its employees, consultants, customers or clients.

Item 8.01	Other Items

On April 30, 2012, the Company issued a press release, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Certain information concerning participants and potential participants in the Company's solicitation of proxies from its shareholders in connection with the Company's annual meeting of shareholders and special meeting of shareholders in connection with the previously announced spin-off of CNS is set forth on Exhibit 99.2 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 30, 2012, issued by Comverse Technology, Inc.

99.2	Information Concerning Participants in the Company's Solicitation of Proxies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMVERSE TECHNOLOGY, INC.

Date: April 30, 2012	By:	/s/ Joel Legon
	Name:	Joel Legon
	Title:	Senior Vice President and Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated April 30, 2012, issued by Comverse Technology, Inc.

99.2	Information Concerning Participants in the Company's Solicitation of Proxies.

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